Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

November 17, 2014

Fulton Financial Corporation,

One Penn Square,

P.O. Box 4887,

Lancaster, Pennsylvania 17604.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $100,000,000 aggregate principal amount of 4.50% Subordinated Notes due 2024 (the “Securities”) of Fulton Financial Corporation, a Pennsylvania corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion, we have assumed, without independent verification, that the Company has been duly incorporated and is an existing corporation in good standing under the laws of Commonwealth of Pennsylvania, that the Subordinated Debt Indenture, dated November 17, 2014, as supplemented by the First Supplemental Indenture, dated November 17, 2014 (together, the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), was duly authorized, executed and delivered by the Company insofar as the laws of Pennsylvania are concerned and that all corporate action by the Company related to the Securities was duly authorized as a matter of Pennsylvania law.

Fulton Financial Corporation,	- 2 -

In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and to the references to us under the heading “Validity of Notes” in the Prospectus Supplement relating to the Securities, dated November 12, 2014. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP